EXHIBIT 4.1
ASTRONICS CORPORATION
EMPLOYEE STOCK PURCHASE PLAN
As Adopted May 4, 1984 and Amended April 19, 1991 and April 23, 1998
Section 1. ESTABLISHMENT OF PLAN.
     1.1. To encourage employee investment in the $.01 Par Value Common Stock of Astronics Corporation (the “Company”), there is hereby established Astronics Corporation Employee Stock Purchase Plan (the “Plan”). The Plan is designed to provide an option to buy shares of the Company’s $.01 Par Value Common Stock (the “Shares”) on a convenient payment basis, without payment of brokers’ commissions or the necessity of establishing a broker’s account.
     1.2. The Company shall use for the purposes of the Plan authorized but unissued Shares, or treasury stock, as determined from time to time by the Company’s Board of Directors. A maximum of 600,000 shares will be available for application under the Plan subject to adjustment in accordance with Section 16.
Section 2. ELIGIBILITY.
     Except as hereinafter provided, all employees of the Company and its subsidiaries that have been employees of the Company or the subsidiary for one year or more may participate in the Plan (the “Eligible Employees”). No person shall be an Eligible Employee if such person, immediately after the option is granted, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company as contemplated by Section 423(b)(3) of the Internal Revenue Code.
     2.2. No person shall be an Eligible Employee whose customary employment is 20 hours or less per week or if for not more than five months in any calendar year.
Section 3. APPLICATION.
     Each Eligible Employee shall be permitted to purchase Shares on the terms and conditions set forth in the Plan. An Eligible Employee’s application to purchase Shares hereunder may be made orally, by telephone, or in writing, but if oral application is made, it must be followed by a written application on forms provided by the Company. If a written application is not returned within ten days after receipt of the forms by the Eligible Employee, then the oral application shall be treated as a canceled application. Each Eligible Employee is limited to one application per calendar year, and it must be received on a date to be determined by the Company, which shall be within thirty (30) days of the date on which the Purchase Price is determined.
Section 4. PURCHASE PRICE.
     The purchase price per share will be 85% of the mean between the closing bid and ask prices of the Common Stock as reported by NASDAQ (the “Market Price”) on October 1 of each year, or such other date as may be selected by the Board of Directors of the Company upon six months’ notice to the Eligible Employees (the “Purchase Price”).

Section 5. REGISTRATION OF CERTIFICATES.
     Certificates may be registered only in the name of the Eligible Employee, or if the Eligible Employee so indicates on the application form, in the Eligible Employee’s name as a joint tenant with right of survivorship with another party as a joint tenant, or, in the name of another party as custodian for the Eligible Employee under the Uniform Gift to Minors Act.
Section 6. NUMBER OF SHARE AN EMPLOYEE MAY PURCHASE.
     6.1. As of the date the Purchase Price is determined pursuant to Section 4, an Eligible Employee may elect to purchase full Shares in an amount not to exceed 20% of total compensation received from the Company in the preceding calendar year as reported on the employee’s Form W-2.
     6.2 No employee will be permitted to apply for the purchase of stock under the Plan during any calendar year in an amount which exceeds an amount that would disqualify the Plan under Section 423 of the Internal Revenue Code.
Section 7. METHOD OF PAYMENT.
     Payment for Shares covered by an Eligible Employee’s application is to be made through payroll deductions authorized in the application at a flat rate which will equal the total Purchase Price over the number of payroll periods from the time of the Eligible Employee’s application to the next succeeding September 30.
Section 8. INTEREST.
     Upon final payment of the total Purchase Price, or upon cancellation of an Eligible Employee’s application, interest will be paid to the Eligible Employee on his contributions under the Plan. Interest so paid will be in an amount equal to the pro rata amount that the Company realizes by investing and reinvesting the contributions in short term interest bearing accounts, certificates of deposit, U.S. Government securities, money market funds, or other similar investments; provided, however, that the Company shall not be liable for the failure to maximize the yield on any such investment. Upon final payment, an Eligible Employee may elect to apply the interest towards the purchase of Shares under his next application under this Plan, and his payroll deductions under Section 7 will be adjusted accordingly.
Section 9. DIVIDENDS.
     No dividends shall be paid nor sums credited in lieu of dividends until the employee takes deliver of the Shares.
Section 10. DELIVERY OF STOCK.
     By the 25th of the month following the month in which full payment has been made for the Shares covered by any application, the Company will authorize the issuance of certificates representing such Shares to the Eligible Employee. Issuance of Shares shall not be required before the Company has had reasonable time following such full payment to complete requirement of any securities laws or regulations of a national securities exchange or association (if any). Any Eligible Employee who, on the date of final issuance, in the opinion of counsel to the Company, may be deemed a director or officer of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934 as then amended (“Exchange Act”) and the rules and regulations thereunder or who otherwise may be subject to such laws may not receive such Shares until after six months from that Eligible Employee’s last transaction in securities of the Company that may be construed as a “sale” of such securities pursuant to Section 16(b) of the Exchange Act.

Section 11. RIGHTS AS STOCKHOLDER.
     An Eligible Employee will have no rights as a stockholder with respect to Shares purchased until the date the stock certificate is issued therefore.
Section 12. RIGHTS TO PURCHASE SHARES NOT TRANSFERABLE.
     An Eligible Employee’s rights under this application may not be sold, pledged, assigned or transferred in any manner. If this provision is violated, the Eligible Employee’s election to purchase shall terminate, and he will receive in cash the amount of his contributions plus interest.
Section 13. COMPLETION OF APPLICATION TO PURCHASE.
     If, on the date of the final payroll deduction, the Market Price of the Shares has fallen in excess of 20% of the Market Price on the date that the Purchase Price was determined, the Company will automatically return to the Eligible Employee all of his cash contributions plus interest unless within two business days after the final payment the Eligible Employee advised the Company to issue the Shares.
Section 14. CANCELLATION OF APPLICATION TO PURCHASE.
     An Eligible Employee who has elected to purchase Shares may cancel his application at any time prior to the final payment by delivery of written notice of cancellation to the Company, but he may not cancel his application thereafter. In the event of cancellation, the Eligible Employee shall be refunded all of his cash contributions with interest.

Section 15. RIGHTS ON TERMINATION OF EMPLOYMENT, LEAVE OF ABSENCE AND LAYOFF.
     15.1. In the event of any termination of employment, no payroll deductions shall be taken from any pay then due and owing an Eligible Employee.
     15.2. In the event of an Eligible Employee’s resignation, involuntary termination of employment, or retirement or the death of an Eligible Employee, the application will be treated as canceled and all cash contributions returned with interest.
     15.3. In the event of an Eligible Employee’s layoff for more than five days, or leave of absence for more than five days, payment shall be automatically suspended during the time the Eligible Employee is not on the Company payroll, but not for more than 90 days. During such period, the Eligible Employee may cancel the application. If such an Eligible Employee does not return to active service within 90 days and has made no election, the Company will refund all cash contributions with interest.
Section 16. CHANGE IN SHARES OF CAPITAL STOCK.
     If there is a stock dividend, share distribution, subdivision or combination of the outstanding Shares, the number of Shares reserved for the Plan or specified in each application will be deemed to be proportionately increased or decreased and the terms relating to the price at which Shares may be purchased will be proportionately adjusted, and in the event of a reclassification or other change in the outstanding Shares, such action will be taken as in the opinion of the Board of Directors of the Company will be appropriate under the circumstances.

Section 17. AMENDMENT, TERMINATION, ADMINISTRATION AND INTERPRETATION OF THE PLAN.
     17.1. The Company reserves the right to withdraw, suspend, modify or terminate the Plan at any time. In the event of termination, each Eligible Employee shall have the options available as if he terminated by reason of retirement.
     17.2. The Company reserves the right to determine conclusively for all parties any questions which may arise with respect to the interpretation of application of the provisions of the Plan. The Company may prescribe administrative rules hereunder and may, from time to time, waive the requirements of the Plan or supply omissions thereunder to meet special circumstances not anticipated or covered in the Plan.
     17.3. This Plan is subject to the approval of the Company’s stockholders within twelve months of the date of its adoption by the Company’s Board of Directors.

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